Exhibit 99.1

For immediate release

November 1, 2017

AtriCure Reports Third Quarter 2017 Financial Results

•	Worldwide revenue of $42.2 million – an increase of 9.9% year over year
•	U.S. revenue of $33.4 million – an increase of 9.2% year over year
•	International revenue of $8.8 million – an increase of 12.8% year over year

MASON, Ohio, November 1, 2017 – AtriCure, Inc.  (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage (LAA) management, today announced third quarter 2017 financial results.

“Our third quarter was marked by several accomplishments, and our revenue results reflect mixed performance across our business and meaningful weather related disruption. That said, we feel this is a relatively transient issue, and our bottom line was better than expected,” said Mike Carrel, President and Chief Executive Officer of AtriCure. “Additionally, we made great progress in our clinical programs and new product introductions for the minimally invasive markets, including the roll-out of AtriClip ProV and significant enrollment in CONVERGE, that will enable us to continue to expand our reach and positively impact patient outcomes worldwide.”

Third Quarter 2017 Financial Results

Revenue for the third quarter of 2017 was $42.2 million, an increase of $3.8 million or 9.9% (9.3% on a constant currency basis), compared to third quarter 2016 revenue. U.S. revenue increased 9.2% to $33.4 million, driven by increased sales of ablation-related open-heart products, ablation-related minimally invasive products and AtriClip® products. International revenue was $8.8 million, an increase of $1.0 million or 12.8% (9.5% on a constant currency basis), compared to third quarter 2016 revenue.

Gross profit for the third quarter of 2017 was $30.9 million compared to $27.5 million for the third quarter of 2016. Gross margin for the third quarter of 2017 increased to 73.4% compared to 71.7% in the third quarter of 2016.

Operating expenses for the third quarter of 2017 increased 11.9%, or $4.0 million, compared to the third quarter of 2016. The increase in operating expenses was driven primarily by an increase in selling and training related expenses.

Loss from operations for the third quarter of 2017 was $6.8 million, compared to $6.3 million for the third quarter of 2016. Net loss per share was $0.22 for the third quarter of 2017 and $0.21 for the third quarter of 2016.

Adjusted EBITDA, a non-GAAP measure, was a loss of $1.0 million for the third quarters of both 2017 and 2016 (see reconciliation of GAAP results to non-GAAP results in the table accompanying this release).

Updated 2017 Financial Guidance

Management projects 2017 revenue growth of approximately 11% to 13% over full year 2016 at current exchange rates, a range of $172 million to $175 million, which is $43.5 million to $46.5 million for the fourth quarter.

Adjusted EBITDA, a non-GAAP measure, is projected to be a loss in the range of $4 million to $6 million. Net loss per share is projected to be in the range of $0.94 to $1.04. The Company continues to expect positive adjusted EBITDA for full year 2018.

Conference Call

AtriCure will host a conference call at 4:30 p.m. Eastern Time on Wednesday, November 1, 2017 to discuss its third quarter 2017 financial results. The call may be accessed through an operator by calling (844) 884-9951 for domestic callers and (661) 378-9661 for international callers using conference ID number 66481143. A live audio webcast of the presentation may be accessed by visiting the Investors page of AtriCure’s corporate website at ir.atricure.com. A replay of the presentation will be available for 90 days following the presentation.

About AtriCure

AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 33 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first and only medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide, with more than 100,000 implanted to date. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.

Forward-Looking Statements

This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. We do not undertake to update our forward-looking statements. This document also includes forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure uses certain non-GAAP financial measures in this release as supplemental financial metrics.

Revenue reported on a constant currency basis is a non-GAAP measure and is calculated by applying previous period foreign currency exchange rates to each of the comparable periods. Management analyzes revenue on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on revenue, the Company believes that evaluating growth in revenue on a constant currency basis provides an additional and meaningful assessment of revenue to both management and the company’s investors.

Adjusted EBITDA provides an indication of performance excluding certain items. Management believes that in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing operations and management believes that the excluded items are typically not reflective of our ongoing core business operations. Further, management uses adjusted EBITDA for its strategic planning. A reconciliation of adjusted EBITDA reported in this release to the most comparable GAAP measure for the respective periods can be found in a table later in this release.

The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

CONTACTS:

Andy Wade

AtriCure, Inc.

Senior Vice President and Chief Financial Officer

(513) 755-4564

awade@atricure.com

Lynn Pieper Lewis

Gilmartin Group

Investor Relations

(415) 937-5402

lynn@gilmartinir.com

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
United States Revenue:
Open-heart ablation	$15,351	$14,766	$47,846	$43,455
Minimally invasive ablation	9,049	7,517	26,056	22,232
AtriClip	8,471	7,721	26,636	21,917
Total ablation and AtriClip	32,871	30,004	100,538	87,604
Valve tools	523	571	1,658	2,115
Total United States	33,394	30,575	102,196	89,719
International Revenue:
Open-heart ablation	5,255	5,152	15,519	15,062
Minimally invasive ablation	1,766	1,533	5,859	5,883
AtriClip	1,653	994	4,825	2,883
Total ablation and AtriClip	8,674	7,679	26,203	23,828
Valve tools	82	86	255	405
Total international	8,756	7,765	26,458	24,233
Total revenue	42,150	38,340	128,654	113,952
Cost of revenue	11,232	10,868	35,174	31,748
Gross profit	30,918	27,472	93,480	82,204
Operating expenses:
Research and development expenses	7,966	8,271	26,423	25,958
Selling, general and administrative expenses	29,799	25,487	89,901	79,689
Total operating expenses	37,765	33,758	116,324	105,647
Loss from operations	(6,847)	(6,286)	(22,844)	(23,443)
Other expense, net	(373)	(495)	(1,402)	(1,246)
Loss before income tax expense	(7,220)	(6,781)	(24,246)	(24,689)
Income tax expense	26	2	66	24
Net loss	$(7,246)	$(6,783)	$(24,312)	$(24,713)
Basic and diluted net loss per share	$(0.22)	$(0.21)	$(0.75)	$(0.78)
Weighted average shares used in computing net loss per share:
Basic and diluted	32,576	31,706	32,297	31,547

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	September 30,	December 31,
	2017	2016
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$34,386	$44,009
Accounts receivable, net	22,580	21,094
Inventories	22,565	17,660
Other current assets	2,615	2,954
Total current assets	82,146	85,717
Property and equipment, net	29,267	29,995
Long-term investments	—	3,000
Goodwill and intangible assets, net	156,362	157,388
Other noncurrent assets	676	321
Total assets	$268,451	$276,421
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$28,979	$27,140
Other current liabilities and current maturities of capital leases and long-term debt	7,093	1,688
Total current liabilities	36,072	28,828
Capital leases	12,910	13,319
Long-term debt	18,689	23,886
Other noncurrent liabilities	41,861	41,946
Total liabilities	109,532	107,979
Stockholders' equity:
Common stock	34	33
Additional paid-in capital	382,181	367,851
Accumulated other comprehensive loss	(10)	(468)
Accumulated deficit	(223,286)	(198,974)
Total stockholders' equity	158,919	168,442
Total liabilities and stockholders' equity	$268,451	$276,421

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(24,312)	$(24,713)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	10,947	8,796
Depreciation and amortization of intangible assets	6,857	6,858
Amortization of deferred financing costs	198	152
Loss on disposal of property and equipment	95	107
Realized gain from foreign exchange on intercompany transactions	(163)	(23)
Amortization/accretion on investments	42	96
Change in allowance for doubtful accounts	(149)	142
Changes in operating assets and liabilities
Accounts receivable	(1,030)	(1,777)
Inventories	(4,632)	(1,234)
Other current assets	477	136
Accounts payable and accrued liabilities	1,587	(4,228)
Other noncurrent assets and liabilities	(389)	(192)
Net cash used in operating activities	(10,472)	(15,880)
Cash flows from investing activities:
Purchases of available-for-sale securities	(12,769)	(27,395)
Maturities of available-for-sale securities	20,600	14,602
Purchases of property and equipment	(5,135)	(6,102)
Proceeds from sale of property and equipment	—	3
Net cash provided by (used in) investing activities	2,696	(18,892)
Cash flows from financing activities:
Proceeds from debt borrowings	—	25,000
Payments on capital leases	(365)	(343)
Payment of debt fees	(50)	(120)
Proceeds from stock option exercises	4,170	2,595
Shares repurchased for payment of taxes on stock awards	(1,991)	(1,078)
Proceeds from issuance of common stock under employee stock purchase plan	1,205	987
Net cash provided by financing activities	2,969	27,041
Effect of exchange rate changes on cash and cash equivalents	43	74
Net decrease in cash and cash equivalents	(4,764)	(7,657)
Cash and cash equivalents - beginning of period	24,208	23,764
Cash and cash equivalents - end of period	$19,444	$16,107

Supplemental cash flow information:
Cash paid for interest	$1,497	$1,043
Cash paid for income taxes	37	30
Non-cash investing and financing activities:
Accrued purchases of property and equipment	263	243
Assets acquired through capital lease	2	125
Capital lease asset early termination	—	28

ATRICURE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
(In Thousands)
(Unaudited)

Reconciliation of Non-GAAP Adjusted Loss (Adjusted EBITDA)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net loss, as reported	$(7,246)	$(6,783)	$(24,312)	$(24,713)
Income tax expense	26	2	66	24
Other expense, net (a)	373	495	1,402	1,246
Depreciation and amortization expense	2,267	2,358	6,857	6,858
Share-based compensation expense	3,622	2,927	10,947	8,796
Non-GAAP adjusted loss (adjusted EBITDA)	$(958)	$(1,001)	$(5,040)	$(7,789)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
(a) Other includes:
Net interest expense	$518	$463	$1,534	$1,100
(Gain) loss due to exchange rate fluctuation	(145)	32	(132)	146
Other expense, net	$373	$495	$1,402	$1,246

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